EXHIBIT 99

Contact:	Judith Wawroski
International Bancshares Corporation
(956) 722-7611

FOR IMMEDIATE RELEASE:

IBC Announces Strong First Quarter Earnings

LAREDO, Texas—(BUSINESS WIRE)—May 6, 2011—International Bancshares Corporation (NASDAQ: IBOC), one of the largest independent bank holding companies in Texas, today reported net income of $33.5 million for the first quarter of 2011, prior to costs related to participation in the TARP program, including preferred stock dividends and expenses related to the Warrants.  Net income for the first quarter 2011 increased 4.7 percent compared to the same period in 2010.  Net income for the first quarter of 2011 applicable to common shareholders was $30.2 million, or $.45 diluted earnings per common share and $.45 basic earnings per common share, as compared to $28.8 million or $.42 diluted earnings per common share and $.42 basic earnings per common share for the same period of 2010, representing an increase of 7.1 percent in diluted earnings per common share and a 4.9 percent increase in net income.

Net income during the first quarter of 2011 was positively affected by a lower provision for probable loan losses of approximately $2.7 million, after tax, compared to approximately $4.7 million, after tax, in the first quarter of 2010.  Net income in 2010 was negatively affected by a dispute related to certain tax matters that were inherited by the Company in its 2004 acquisition of LFIN.  The dispute involves claims by the former controlling shareholders of LFIN related to approximately $14 million of tax refunds received by the Company based on deductions taken in 2003 by LFIN in connection with losses on loans acquired from a failed thrift and a dispute LFIN had with the FDIC regarding the tax benefits related to the failed thrift acquisition which originated in 1988.  On March 5, 2010, judgment was entered on a jury verdict rendered against the Company in the U.S. District Court for the Western District of Oklahoma.  Other than the tax refunds that are in dispute, the Company does not have any other disputes regarding tax refunds received by the Company in connection with the LFIN acquisition.  An amended judgment was entered in the case on November 19, 2010, in the amount of approximately $24.25 million and it is final and appealable.  During December 2010, the Company deposited $24.4 million with the Court in lieu of a supersedeas bond and the Company is currently appealing the judgment.  Net income in 2010 was positively affected by gains on the sale of investment securities of $28.3 million, $18.4 million, after tax, to facilitate a re-positioning of the Company’s investment portfolio.

“I’m extremely pleased with the first quarter results, especially in light of this difficult economic environment and all the challenges faced by the industry.  Even in the face of all these problems, IBC has continued to produce solid earnings.  We are confident in the strength of our balance sheet and the quality of our loan portfolio.  The Company continues to seek out qualified borrowers and is actively lending and financing.  We are pleased that the economies of Texas and Oklahoma continue to perform better than the national economy and we are continuing to see improvements in the Texas and Oklahoma markets compared to earlier in this recessionary period,” said Dennis E. Nixon, President and CEO.

Total assets at March 31, 2011 were $12.2 billion compared to $11.9 billion at December 31, 2010.  Net loans were $5.3 billion at March 31, 2011 and December 31, 2010. Deposits were $7.9 billion at March 31, 2011 and $7.6 billion at December 31, 2010.

IBC is a multi-bank financial holding company headquartered in Laredo, Texas, with 278 facilities and more than 440 ATMs serving 107 communities in Texas and Oklahoma.

“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release which are not historical facts contain forward looking information with respect to future developments or events, expectations, plans, projections or future performance of IBC and its subsidiaries, the occurrence of which involve certain risks and uncertainties, including those detailed in IBC’s filings with the Securities and Exchange Commission.

Copies of IBC’s SEC filings and Annual Report (as an exhibit to the 10-K) may be downloaded from the SEC filings site located at http://www.sec.gov/edgar.shtml